Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	July 29, 2026

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2026 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2026.
Overview
Throughout the first six months of 2026, the FHLB successfully delivered on its mission of providing ongoing access to liquidity funding for member financial institutions and continuing to support affordable housing and community investment. The FHLB also maintained strong profitability, which enabled it to pay a competitive return to stockholders, make meaningful contributions to affordable housing and strengthen capital by increasing retained earnings.

Operating Results
▪For the second quarter of 2026, net income was $128 million and return on average equity (ROE) was 7.16 percent. This compares to net income of $149 million and ROE of 8.49 percent for the same period of 2025. For the first six months of 2026, net income was $228 million and ROE was 6.64 percent, compared to net income of $294 million and ROE of 8.62 percent for the same period of 2025.
▪The decreases in net income in both comparison periods were primarily due to lower average interest rates, which decreased the earnings generated from investing the FHLB's capital in interest-earning assets, and lower spreads earned on Advances and mortgage loans held for portfolio. The factors decreasing net income in the quarter-to-date comparison period were partially offset by net gains on interest rate swaps and related financial instruments carried at fair value in the second quarter of 2026 compared to net losses in the same period of 2025.

Financial Condition Highlights
▪Total assets at June 30, 2026 were $153.3 billion, an increase of $23.9 billion (19 percent) from year-end 2025.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $147.6 billion at June 30, 2026, an increase of $22.3 billion (18 percent) from year-end 2025. The increase in Mission Assets and Activities from year-end 2025 was primarily driven by increases in Advance borrowings from a few large-asset members. The FHLB's business model is designed to support significant changes in mission asset and activity levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.

▪Total investments at June 30, 2026 were $49.7 billion, a decrease of $0.3 billion (one percent) from year-end 2025, which was primarily driven by a decrease in liquidity investments. Total investments included $22.3 billion of mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae and $27.4 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and to meet all current and anticipated financial commitments.
▪At June 30, 2026, GAAP capital was $7.6 billion, an increase of $1.1 billion (16 percent) from year-end 2025, which was driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 4.95 percent and 4.99 percent, respectively, at June 30, 2026. Both ratios exceeded the regulatory required minimum of four percent. Retained earnings were $2.0 billion at June 30, 2026, an increase of three percent from year-end 2025. Retained earnings exceeded the FHLB's minimum policy requirements in order to protect its capital stock against impairment risk and provide for dividend stability.

Dividend
▪The FHLB paid its stockholders a cash dividend on June 18, 2026 at a 7.50 percent annualized rate, which was 3.88 percentage points above the second quarter average Secured Overnight Financing Rate.
Housing and Community Investment
▪Statutory Affordable Housing Program (AHP) Assessments. The FHLB is required to annually set aside 10 percent of its profits to support affordable housing. These funds assist members in serving very low-, low-, and moderate-income households. The FHLB's net income for the first six months of 2026 resulted in an accrual of $26 million to the AHP pool of funds, which will be awarded to members in 2027 through the AHP offerings. The AHP consists of a competitive program, which supports the creation and preservation of affordable housing, and a homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs.
▪Voluntary Housing Contributions. In addition to the statutory AHP assessment, the Board of Directors committed to making voluntary contributions of $34 million in 2026, representing five percent of 2025 earnings, to various voluntary housing and community investment programs. In the first six months of 2026, the FHLB partially fulfilled its commitment by contributing $19 million to various voluntary housing and community investment programs. The FHLB has also committed to making a $4 million supplemental voluntary AHP contribution in 2026 to ensure the amount of total AHP contributions equals what it would have been absent any voluntary housing contributions, which reduce net income before assessments and statutory AHP assessments. In the first six months of 2026, the FHLB made a $2 million supplemental voluntary AHP contribution.

The FHLB expects to file its second quarter 2026 Form 10-Q with the Securities and Exchange Commission on or about August 11, 2026.

About the FHLB
As of June 30, 2026, the FHLB is a AA+ rated wholesale cooperative bank owned by 588 member financial institutions, including banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2026	December 31, 2025	Percent Change (2)
Total assets	$153,349	$129,405	19%
Advances (principal)	93,878	70,104	34
Mortgage loans held for portfolio (principal)	9,178	8,490	8
Total investments	49,745	50,079	(1)
Consolidated Obligations	143,120	120,775	19
Mandatorily redeemable capital stock	92	20	358
Capital stock	5,508	4,539	21
Total retained earnings	2,048	1,995	3
Total capital	7,596	6,540	16
Regulatory capital (1)	7,648	6,554	17

Capital-to-assets ratio (GAAP)	4.95%	5.05%
Capital-to-assets ratio (Regulatory) (1)	4.99	5.06

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Percent Change (2)	2026	2025	Percent Change (2)
Total interest income	$1,454	$1,630	(11)%	$2,777	$3,145	(12)%
Total interest expense	1,286	1,429	(10)	2,451	2,756	(11)
Net interest income	168	201	(16)	326	389	(16)
Non-interest income (loss)	13	2	586	14	19	(29)
Non-interest expense	39	37	5	86	81	6
Affordable Housing Program assessments	14	17	(14)	26	33	(22)
Net income	$128	$149	(14)	$228	$294	(22)

Return on average equity	7.16%	8.49%		6.64%	8.62%
Return on average assets	0.35	0.42		0.33	0.43
Annualized dividend rate	7.50	8.75		7.50	8.87
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the percent change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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